UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE

ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2006

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	No. 04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 13, 2006, EMC Corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) under which it agreed to sell $1.725 billion in aggregate principal amount of its 1.75% Convertible Senior Notes due 2011 (the “2011 Notes”) and $1.725 billion aggregate principal amount of its 1.75% Convertible Senior Notes due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Notes”) to Goldman, Sachs & Co., Lehman Brothers Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC (collectively, the “Initial Purchasers”).

The closing of the sale of the Notes occurred on November 17, 2006. The Notes and the shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company offered and sold the Notes to the Initial Purchasers in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act. The Initial Purchasers then sold the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company relied upon these exemptions from registration based in part up on representations made by the Initial Purchasers in the Purchase Agreement. The Company estimates that the net proceeds to it from the offering of the Notes, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company, will be approximately $3.4 billion.

The Notes are governed by an Indenture, dated as of November 17, 2006, between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). A copy of the Indenture (including the form of the 2011 Note and the form of the 2013 Note) is attached hereto as Exhibit 4.1 and is incorporated herein by reference. The descriptions of the Indenture and the Notes in this report are summaries only, and are qualified in their entirety by the terms of the Indenture and Notes, respectively.

The Notes are senior unsecured obligations of the Company and will rank equally with all of the Company’s existing senior unsecured debt and all of the Company’s future senior unsecured debt. The Notes will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries and to any secured debt of the Company.

The Notes will bear interest at a rate of 1.75% per year, payable semiannually in arrears in cash on December 1 and June 1 of each year, beginning on June 1, 2007. The 2011 Notes and the 2013 Notes will mature on December 1, 2011 and December 1, 2013, respectively.

Holders may convert their Notes at their option on any day prior to the close of business on the scheduled trading day immediately preceding (i) September 1, 2011, with respect to the 2011 Notes, and (ii) September 1, 2013, with respect to the 2013 Notes, in each case only under the following circumstances: (1) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the price per Note of the applicable series for each day of that measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such day; (2) during any calendar quarter after the calendar quarter ending December 31, 2006, if the last reported sale price of the Common Stock for 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the applicable conversion price in effect on the last trading day of the immediately preceding calendar quarter; or (3) upon the occurrence of specified events. The Notes will be convertible, regardless of the foregoing circumstances, at any time from, and including, September 1, 2011 to, and including, the business day immediately preceding the maturity date of the 2011 Notes (in the case of the 2011 Notes) and at any time from, and including, September 1, 2013 to, and including, the business day immediately preceding the maturity date of the 2013 Notes (in the case of the 2013 Notes).

Upon conversion, the Company will pay cash up to the principal amount of the Notes converted. With respect to any conversion value in excess of the principal amount of the Notes converted, the Company has the option to settle the excess with cash, shares of Common Stock, or a combination of cash and shares of Common Stock based on a daily conversion value, determined in accordance with the Indenture, calculated on a proportionate basis for each day of the relevant 20-day observation period. The initial conversion rate for the Notes will be 62.1978 shares of Common Stock per $1,000 principal amount of Notes, which represents a 27.5 percent conversion premium based on the closing price of $12.61 of the Common Stock on November 13, 2006 and is equivalent to a conversion price of approximately $16.08 per share of Common Stock. The conversion price is subject to adjustment in some events but will not be adjusted for accrued interest. In addition, if a “fundamental change” (as defined in the Indenture) occurs prior to the maturity date, the Company will in some cases increase the conversion rate for a holder of Notes that elects to convert its Notes in connection with such fundamental change.

Subject to certain exceptions, if the Company undergoes a “designated event” (as defined in the Indenture) including a “fundamental change,” holders of the Notes will have the option to require the Company to repurchase all or any portion of their Notes. The designated event repurchase price will be 100% of the principal amount of the Notes to be purchased plus any accrued and unpaid interest up to but excluding the relevant repurchase date. The Company will pay cash for all Notes so repurchased. The Company may not redeem the Notes prior to maturity.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated as of November 17, 2006, with the Initial Purchasers (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company has agreed to use its commercially reasonable efforts to cause a shelf registration statement filed with the Securities and Exchange Commission (the “SEC”) covering the resale of the Notes and Common Stock issuable upon conversion of the Notes to become effective within 180 days after November 17, 2006. The Company also has agreed to use its commercially reasonable efforts to keep the shelf registration statement effective until the earliest of (i) the date when all securities covered by the registration statement have been sold; (ii) the expiration of the applicable holding period with respect to the Notes and the Common Stock issuable upon conversion of the Notes under Rule 144(k) under the Securities Act, or any successor provision; and (iii) the date that is two years after the effective date of the registration statement. The Company may suspend the use of the registration statement to resell Notes or shares of Common Stock issued upon conversion of Notes for reasons relating to pending corporate developments, public filings or other events.

Subject to certain limitations, the Company will be required to pay the holders of the Notes special interest on the Notes if the Company fails to register the Notes and the Common Stock issuable upon conversion of the Notes within, or to keep such registration statement effective during, specified time periods.

A copy of the Registration Rights Agreement is attached hereto as Exhibit 4.2 and is incorporated herein by reference. The description of the Registration Rights Agreement in this report is a summary only, and is qualified in its entirety by the terms of the Registration Rights Agreement.

In connection with the sale of the Notes, the Company entered into separate convertible note hedge transactions with respect to its Common Stock (the “Purchased Options”) with each of Dresdner Bank AG, Citibank, N.A., Deutsche Bank AG and JPMorgan Chase Bank, National Association (collectively, the “Dealers”). The Purchased Options will cover, subject to customary anti-dilution adjustments, approximately 215 million shares of the Common Stock. The Company paid an aggregate amount of approximately $669 million of the proceeds from the sale of the Notes for the Purchased Options.

The Company also entered into separate warrant transactions whereby the Company sold to the Dealers warrants to acquire, subject to customary anti-dilution adjustments, approximately 215 million shares of Common Stock (the “Sold Warrants”) at a strike price of approximately $19.55 per share of Common Stock. Half of the Sold Warrants have expiration dates between February 15, 2012 and March 15, 2012 and have expiration dates between February 18, 2014 and March 18, 2014. The Company received aggregate proceeds of approximately $391 million from the sale of the Sold Warrants.

The Purchased Options and Sold Warrants are separate contracts entered into by the Company with the Dealers, are not part of the terms of the Notes and will not affect the holders’ rights under the Notes.

The Purchased Options are expected to reduce the potential dilution upon conversion of the Notes if the Company net-share settles the Purchase Options in the event that the market value per share of Common Stock, as measured under the Purchased Options, at the time of exercise is greater than the strike price of the Purchased Options, which corresponds to the initial conversion price of the Notes and is similarly subject to certain customary adjustments. If, however, the volume-weighted average price per share of the Common Stock exceeds the strike price of the Sold Warrants when the Sold Warrants are exercised, the Company will be required to issue shares of the Common Stock to the Dealers, and those issuances will have a dilutive effect on the Company’s earnings per share.

If the market value per share of the Common Stock at the time of any exercise under the Purchased Options is above the strike price of the Purchased Options, and if the Company net-share settles the Purchased Options, the Purchased Options entitle the Company to receive from the Dealers net shares of the Common Stock based on the excess of the then current volume-weighted average price of the Common Stock over the strike price of the Purchased Options. Additionally, if the volume-weighted average price of the Common Stock at the time of exercise under any Sold Warrants exceeds the strike price of the Sold Warrants, the Company will owe the dealers net shares of Common Stock in an amount based on the excess of the then current volume-weighted average price of the Common Stock over the strike price of the Sold Warrants.

The Purchased Options and Solid Warrants will generally have the effect of increasing the conversion price of the Notes to approximately $19.55 per share of Common Stock, representing an approximate 55 percent premium based on the closing price of $12.61 per share of Common Stock on November 13, 2006.

The Sold Warrants and the underlying Common Stock issuable upon exercise of the Sold Warrants have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

On November 17, 2006, the Company completed its repurchase of approximately $946 million worth of its outstanding Common Stock in privately negotiated transactions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document Description
4.1	Indenture related to the 1.725% Convertible Senior Notes due 2011 and the 1.725% Convertible Senior Notes due 2013, dated as of November 17, 2006, between EMC Corporation and Wells Fargo Bank, N.A., as trustee (including the form of 1.725% Convertible Senior Note due 2011 and the form of 1.725% Convertible Senior Note due 2013).

4.2	Registration Rights Agreement, dated as of November 17, 2006, among EMC Corporation and Goldman, Sachs & Co., Lehman Brothers Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

Date: November 17, 2006

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture related to the 1.725% Convertible Senior Notes due 2011 and the 1.725% Convertible Senior Notes due 2013, dated as of November 17, 2006, between EMC Corporation and Wells Fargo Bank, N.A., as trustee (including the form of 1.725% Convertible Senior Note due 2011 and the form of 1.725% Convertible Senior Note due 2013).

4.2	Registration Rights Agreement, dated as of November 17, 2006, among EMC Corporation and Goldman, Sachs & Co., Lehman Brothers Inc., Citigroup Global Markets Inc., Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and UBS Securities LLC.